EXHIBIT 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES APPOINTS CHIEF FINANCIAL OFFICER

RALEIGH, N.C., May 28, 2009 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced the appointment of David G. Maffucci as Executive Vice President and Chief Financial Officer effective June 8, 2009. Since December 1, 2008, Mr. Maffucci has served on Xerium’s Board of Directors and as Chairman of the Company’s Audit Committee. Mr. Maffucci will remain a member of Xerium’s Board of Directors, but will step down from his positions on the Company’s Audit and Nominating and Governance Committees. Edward Paquette, who has been a director since July 2004 and is a current member of the Company’s Audit Committee, will serve as Chairman of the Audit Committee.

From 2005 to 2006, Mr. Maffucci served as Executive Vice President of Bowater Incorporated, a manufacturer of newsprint and other specialty paper, pulp, and solid wood products, and President of Bowater’s Newsprint Division. Previously, from 2002 to 2005, he was Executive Vice President and Chief Financial Officer, and from 1995 to 2002, he was Senior Vice President and Chief Financial Officer of Bowater Incorporated. Mr. Maffucci is a certified public accountant and also serves as a director of Martin Marietta Materials, Inc., a producer of construction aggregates.

“I am delighted that Dave has decided to join the management team at Xerium after having spent almost six months getting to know us through his service on our Board of Directors. We have already benefitted from Dave’s extensive financial strength at the Board level, and we in management welcome his deep understanding of our business and Company,” said Stephen R. Light, Xerium’s President, Chief Executive Officer and Chairman. “We also plan to take advantage of Dave’s proven strategic skills as we continue to position our Company for economic recovery and a return to growth. I am particularly excited about attracting a person with Dave’s experience and stature within the industry to assist in implementing Xerium’s turnaround strategy and I look forward to Dave’s engagement in our continuing improvement process, launched in early 2008, that has yielded positive results to date.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,400 employees.

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